PROSPECTUS Dated January 24, 2001                  Pricing Supplement No.  32 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                        Dated May 24, 2001
                                                                  Rule 424(b)(3)



                                   $13,000,000
                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes
                ------------------------------------------------

                    0.25% Exchangeable Notes due May 30, 2008
        Exchangeable for Shares of Common Stock of Six Software Companies

                ------------------------------------------------


Beginning June 30, 2001, you will be able to exchange your notes for a basket of shares of the common stock of six software companies, which we refer to as the basket stocks, subject to our right to call all of the notes on or after May 30, 2003. The basket stocks are the common stock of Siebel Systems, Inc., Check Point Software Technologies Ltd., Symantec Corporation, VERITAS Software Corporation, Rational Software Corporation and PeopleSoft, Inc.

o    The principal amount and issue price of each note is $1,000.

o We will pay interest at the rate of 0.25% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each May 30 and November 30, beginning November 30, 2001.

o The basket consists of a number of shares of each basket stock equal to the exchange ratio with respect to the basket stock. The exchange ratio for each basket stock is calculated so that each basket stock represents an equal proportion of the initial basket value based on the initial prices of the basket stocks used to calculate the exchange ratios for the basket stocks. The exchange ratio for any basket stock will remain constant for the term of the notes unless adjusted for certain corporate events. The initial basket value is $761.035.

o Beginning June 30, 2001, you will have the right to exchange each note for a number of shares of each basket stock equal to the exchange ratio for that basket stock. If you exchange, we will have the right to deliver to you either the actual shares of the basket stocks or the cash value of such shares. You will not be entitled to any accrued but unpaid interest on the notes.

o Beginning May 30, 2003, we have the right to call all of the notes and pay to you the call price of $1,000 per note. However, if the sum of the products of the closing price of each basket stock and its exchange ratio on the last trading day before we send our call notice is equal to or greater than the call price, we will instead deliver to you for each note a number of shares of each basket stock equal to the exchange ratio for that basket stock.

o If we decide to call the notes, we will give you notice at least 30 but no more than 60 days before the call date specified in the notice. If we notify you that we will be delivering the basket stocks on the call date, rather than the call price in cash, you will still be able to exercise your exchange right on any day prior to the fifth scheduled trading day prior to the call date.

o    If you hold the notes to maturity, we will pay $1,000 per note to you.

o The issuers of the basket stocks are not involved in this offering of the notes in any way and will have no obligation of any kind with respect to the notes.

o We will apply to list the notes to trade under the symbol "MSE.A" on the American Stock Exchange LLC.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.


                         PRICE 100% AND ACCRUED INTEREST

                    Price to Public    Agent's Commissions   Proceeds to Company
                    ---------------    -------------------   -------------------
Per Note..........        100%                0.25%                  99.75%
Total.............    $13,000,000            $32,500              $12,967,500


                           MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."


                              The Notes

Each note costs $1,000        We, Morgan Stanley Dean Witter & Co., are offering
                              you 0.25% Exchangeable Notes due May 30, 2008, which you may exchange for a basket of shares of common stock of six software companies beginning on June 30, 2001. We refer to the shares of common stock of Siebel Systems, Inc., Check Point
                              Software Technologies Ltd., Symantec Corporation,
                              VERITAS Software Corporation, Rational Software
                              Corporation and PeopleSoft, Inc. as the basket stocks. The principal amount and issue price of each note is $1,000. If you hold the notes to maturity, which is May 30, 2008, we will pay
                              $1,000 per note to you.

0.25% interest on the         We will pay interest on the notes, at the rate of
principal amount              0.25% of the principal amount per year, semi-
                              annually on each May 30 and November 30, beginning
                              November 30, 2001.

                              Your Exchange Right

The initial basket value is   Beginning June 30, 2001, you may exchange each
$761.035                      note for a number of shares of each basket stock
                              equal to its exchange ratio. The exchange ratio for each basket stock is calculated so that the shares of each basket stock in the basket represent an equal proportion of the initial basket value based on the initial prices of the basket stocks used to calculate the exchange ratios for the basket stocks. The exchange ratio for each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of that basket stock. The initial basket value is $761.035. See "Basket stocks" below.

                              When you exchange your notes, our affiliate Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of each of the basket stocks you will receive based on the principal amount of the notes you exchange and the exchange ratio of each basket stock as it may have been adjusted through the exchange date.

                              To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                              o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                              o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                              o deliver your note certificate to The Chase Manhattan Bank, as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                              If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay to       We will pay to you, at our option, 3 business days
you cash or shares            after you give us your Official Notice of
if you elect to exchange      Exchange, either:
your notes
                              o  shares of the basket stocks, or

                              o  the cash value of such shares.

                              We will not pay any accrued but unpaid interest if you elect to exchange your notes.

                              Our right to call the notes may affect your ability to exchange your notes.

Our call right                Beginning May 30, 2003, we have the right to call
                              all of the notes. If we call the notes, we will do the following:

                              o send a notice announcing that we have decided to
                                call the notes;

                              o specify in the notice a call date when you will
                                receive payment in exchange for delivering your notes to the trustee; that call date will not be less than 30 or more than 60 days after the date of the notice; and

                              o specify in the notice the number of shares of
                                each basket stock or the cash call price that we will pay to you in exchange for each note, as explained in the next paragraph.

We may call the notes         On the last trading day before the date of our
for stock or cash,            call notice, the calculation agent will determine
depending on the price        the aggregate value of the shares of each basket
of the basket stocks          stock that a noteholder would receive upon
                              exchange of a note. The sum of those values is referred to as the basket value. If the basket value is less than the call price of $1,000, then we will pay the call price to you in cash. If we notify you that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                              If, however, the basket value as so determined is equal to or greater than the call price, then we will deliver the shares of the basket stocks instead. In that case, you will still have the right to exercise your exchange right on any day prior to the fifth scheduled trading day prior to the call date.

Basket stocks                 The following table sets forth the basket stocks,
                              the ticker symbol for each basket stock on the Nasdaq National Market, the proportion of the initial basket value represented by the shares of each basket stock contained in the basket, the exchange ratio for each basket stock, the initial price of each basket stock used to calculate the respective exchange ratio and the aggregate value of the shares of each basket stock contained in the basket based upon those initial prices:

                                                                 Proportion                       Initial
                              Issuer of                Ticker    of Initial                       Price of     Initial
                              Basket Stock             Symbol   Basket Value   Exchange Ratio   Basket Stock    Value
                              ------------             ------   ------------   --------------   ------------   -------
                              Siebel Systems, Inc.      SEBL       1/6th          2.372599         $53.46      $126.84
                              Check Point Software
                              Technologies Ltd.         CHKP       1/6th          2.011405         $63.06      $126.84
                              Symantec Corporation      SYMC       1/6th          1.815619         $69.86      $126.84
                              VERITAS Software
                              Corporation               VRTS       1/6th          1.688712         $75.11      $126.84
                              Rational Software
                              Corporation               RATL       1/6th          4.743424         $26.74      $126.84
                              PeopleSoft, Inc.          PSFT       1/6th          2.982346         $42.53      $126.84

                              The exchange ratio for each basket stock is a number of shares calculated so that each basket stock represents an equal proportion of the initial basket value based on the initial prices of the basket stocks used to calculate the exchange ratios of the basket stocks.

                              The exchange ratio for each basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of that basket stock. See "Description of Notes--Adjustments to the Exchange Ratios and the Basket" in this pricing supplement.

MS & Co. will be the          We have appointed our affiliate MS & Co. to act as
Calculation Agent             calculation agent for The Chase Manhattan Bank,
                              the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratios and calculate the number of shares of each basket stock or the amount of cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratios for certain corporate events that could affect the price of the basket stocks and that we describe in the section called
                              "Description of Notes--Adjustments to the Exchange
                              Ratios and the Basket" in this pricing supplement.

No affiliation with           The issuers of the basket stocks are not
the issuers of the            affiliates of ours and are not involved with this
basket stocks                 offering in any way. The notes are obligations of
                              Morgan Stanley Dean Witter & Co. and not of the issuers of the basket stocks.

Where you can find more       The notes are senior notes issued as part of our
information on the notes      Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated January 24, 2001. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate
                              Notes" and "--Exchangeable Notes."

                              Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the "Description of Notes"
                              section in this pricing supplement for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us               You may contact us at our principal executive
                              offices at 1585 Broadway, New York, New York 10036
                              (telephone number (212) 761-4000).

                                 RISK FACTORS

   The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than   These notes pay interest at the rate of 0.25% of
interest on ordinary notes    the principal amount per year. This interest rate
                              is lower than the interest rate that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes for the basket stocks or we call the notes you will not receive any accrued but unpaid interest.

Notes may not be actively     There may be little or no secondary market for the
traded                         notes.  Although we will apply to list the notes
                              on the American Stock Exchange LLC, which we refer to as the AMEX, the listing has not been approved.
                              Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes, but is not required to do so.

Market price of notes         Several factors, many of which are beyond our
influenced by many            control, will influence the value of the notes,
unpredictable factors         including:

                              o the market price of each of the basket stocks

                              o the volatility (frequency and magnitude of
                                changes in price) of each of the basket stocks

                              o the dividend rate on each of the basket stocks

                              o economic, financial, political, regulatory or
                                judicial events that affect stock markets generally and which may affect the market price of any one of the basket stocks or of the basket as a whole

                              o interest and yield rates in the market

                              o the time remaining until (1) you can exchange
                                your notes for the basket stocks, (2) we can call the notes and (3) the notes mature

                              o our creditworthiness

                              These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the basket value is at, below or not sufficiently above the basket value at pricing.

                              You cannot predict the future performance of any of the basket stocks or of the basket as a whole based on their historical performance.

No affiliation with           We are not affiliated with any of the issuers of
the issuers of the            the basket stocks. Although we do not have any
basket stocks                 non-public information about the issuers of the
                              basket stocks as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with one or more of the issuers of the basket stocks, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing advisory services to one or more of the issuers of the basket stocks, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Moreover, we have no ability to control or predict the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. We or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. The issuers of the basket stocks are not involved in the offering of the notes in any way and have no obligation to consider your interest as an owner of these notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the basket stocks.

You have no                   As an owner of notes, you will not have voting
shareholder rights            rights or the right to receive dividends or other
                              distributions or any other rights with respect to the basket stocks.

The antidilution adjustments  MS & Co., as calculation agent, will adjust the
we are required to make do    exchange ratio for a basket stock for certain
not cover every corporate     events affecting the basket stock, such as stock
event that can affect the     splits and stock dividends, and certain other
basket stocks                 corporate actions involving the issuer of the
                              basket stock, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender offer or a partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect the basket stocks other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of those corporate events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratios may materially and adversely affect the market price of the notes.

Adverse economic interests    As calculation agent, our affiliate MS & Co. will
of the calculation agent and  calculate the basket value, how many shares of its affiliates may influence  each basket stock or the equivalent cash amount
determinations                you will receive in exchange for your notes and
                              what adjustments should be made to the exchange ratios to reflect certain corporate and other events. We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes (and possibly to other instruments linked to one or more of the basket stocks), including trading in the basket stocks as well as in other instruments related to the basket stocks. Any of these hedging activities and MS &
                              Co.'s affiliation with us could influence MS &
                              Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratios, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes. In addition, we or our subsidiaries may issue other securities linked to one or more of the basket stocks. MS &
                              Co. and some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of the stock and, accordingly, the value of the stock or the amount of cash you will receive upon exchange or redemption.

Tax treatment                 You should also consider the tax consequences of
                              investing in the notes. If you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the notes, which will be higher than the 0.25% interest rate you will receive on the notes. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the notes will be treated as ordinary income. Please read carefully the section "Description of Notes--United States
                              Federal Income Taxation" in this pricing supplement and the section "United States Federal
                              Taxation--Notes--Optionally Exchangeable Notes" in the accompanying prospectus supplement.

                             DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our 0.25% Exchangeable Notes due May 30, 2008 (Exchangeable for Shares of Common Stock of Six Software Companies). In this pricing supplement, the terms "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............     $13,000,000

Maturity Date.................     May 30, 2008

Specified Currency............     U.S. Dollars

Issue Price...................     100%

Interest Rate.................     0.25% per annum

Interest Payment Dates........     Each May 30 and November 30, beginning
                                   November 30, 2001

Original Issue Date
  (Settlement Date) ..........     May 30, 2001

CUSIP.........................     617446GQ6

Minimum Denominations.........     $1,000

Initial Basket Value..........     $761.035

Basket Value..................     The Basket Value on any date equals the sum
                                   of the products of the Market Price and the Exchange Ratio for each Basket Stock, each determined as of such date by the Calculation
                                   Agent.

Basket Stocks.................     The Basket Stocks are the six stocks set
                                   forth in the table below. The table also indicates the ticker symbol for each Basket
                                   Stock on the Nasdaq National Market, the proportion of the Initial Basket Value represented by the shares of each Basket
                                   Stock contained in the Basket, the Exchange
                                   Ratio with respect to each Basket Stock, the initial price of each Basket Stock used to calculate the respective Exchange Ratio and the aggregate value of the shares of each Basket Stock contained in the Basket based upon those initial prices.

                                              Proportion           Initial
                                              of Initial           Price of
                        Issuer of               Ticker    Basket   Exchange   Basket  Initial
                        Basket Stock            Symbol    Value    Ratio      Stock    Value
                        ------------          ----------  ------   --------  -------  -------
                        Siebel Systems, Inc.     SEBL      1/6th   2.372599   $53.46  $126.84
                        Check Point Software
                          Technologies Ltd.      CHKP      1/6th   2.011405   $63.06  $126.84
                        Symantec Corporation     SYMC      1/6th   1.815619   $69.86  $126.84
                        VERITAS Software
                          Corporation            VRTS      1/6th   1.688712   $75.11  $126.84
                        Rational Software
                          Corporation            RATL      1/6th   4.743424   $26.74  $126.84
                        PeopleSoft, Inc.         PSFT      1/6th   2.982346   $42.53  $126.84

Basket .......................     The Basket is a weighted portfolio of the six
                                   Basket Stocks consisting of a number of
                                   shares of each Basket Stock equal to the Exchange Ratio with respect to the Basket
                                   Stock.

                                   The Exchange Ratio for each Basket Stock is a number of shares calculated so that each Basket Stock represents an equal proportion of the Initial Basket Value based on the initial prices of the Basket Stocks used to calculate the Exchange Ratios for the Basket Stocks.

Exchange Ratio ...............     The Exchange Ratio for each Basket Stock is
                                   set forth in the table above, subject to adjustment for certain corporate events relating to the issuer of that Basket Stock.
                                   See "--Adjustments to the Exchange Ratios and
                                   Basket" below.

Exchange Right................     On any Exchange Date, you will be entitled,
                                   upon your completion and delivery to us and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on such date, to exchange each Note for a number of shares of each Basket Stock equal to the Exchange Ratio for that Basket Stock, subject to adjustment as discussed under "--Adjustments to the Exchange Ratios and the Basket" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call
                                   Price as described under "--MSDW Call Right" below.

                                   Upon any such exchange, we may, at our sole option, either deliver such Basket Stocks or pay an amount in cash equal to the Basket Value on the Exchange Date, as determined by the Calculation Agent, in lieu of such Basket Stocks.

                                   Such delivery or payment will be scheduled to be made 3 business days after the Exchange Date, upon delivery of your Notes to the Trustee. We refer to that third business day after the Exchange Date, or, if later, the day on which you actually deliver your Notes to the Trustee and fulfill all the conditions of your exchange, as the "Exchange Settlement Date."

                                   Upon any exercise of the Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must, as a condition to the delivery of the Basket Stocks or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                   We will, or will cause the Calculation Agent to, deliver such Basket Stocks or cash to the Trustee for delivery to you.

Record Date...................     The Record Date for each Interest Payment
                                   Date (other than the Maturity Date) will be the close of business on the date 15 calendar days prior to such Interest Payment
                                   Date, whether or not that date is a Business
                                   Day.

No Fractional Shares .........     If upon any exchange of the Notes we deliver
                                   the Basket Stocks, we will pay cash in lieu of delivering fractional shares of any Basket
                                   Stock in an amount equal to the corresponding fractional Market Price of such Basket Stock as determined by the Calculation Agent on such Exchange Date.

Exchange Date.................     Any Trading Day on which you satisfy the
                                   conditions to exchange your Notes as
                                   described under "--Exchange Right" above;
                                   provided that such Trading Day falls during the period beginning June 30, 2001 and ending on the day prior to the earliest of (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled
                                   Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call
                                   Price as described under "--MSDW Call Right" below, the last scheduled Trading Day prior to the MSDW Notice Date.

MSDW Call Right ..............     On or after May 30, 2003, we may call the
                                   Notes, in whole but not in part, for
                                   mandatory exchange into each Basket Stock at the applicable Exchange Ratio, provided that, if the Basket Value on the Trading Day immediately preceding the MSDW Notice Date, as determined by the Calculation Agent, is less than the Call Price, we will pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange
                                   Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Basket Stocks or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of the Basket Stocks or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes.

                                   On or after the MSDW Notice Date (other than with respect to a call of the Notes for the cash Call Price by MSDW) you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above.

MSDW Notice Date..............     The scheduled Trading Day on which we issue
                                   our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date.....................     The scheduled Trading Day on or after May 30,
                                   2003 specified by us in our notice of
                                   mandatory exchange on which we will deliver the Basket Stocks or cash to holders of the Notes for mandatory exchange.

Call Price....................     $1,000.

Market Price..................     If a Basket Stock (or any other security for
                                   which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service
                                   ("OTC Bulletin Board") operated by the
                                   National Association of Securities Dealers,
                                   Inc. (the "NASD"), the Market Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the
                                   Securities Exchange Act of 1934, as modified
                                   (the "Exchange Act"), on which such Basket
                                   Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if such Basket Stock
                                   (or such other security) is listed or
                                   admitted to trading on such securities
                                   exchanges), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market
                                   Disruption Event or otherwise, the Market
                                   Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq
                                   National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................     A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange,
                                   Inc. ("NYSE"), the AMEX, the Nasdaq National
                                   Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note.............     Book Entry, DTC

Senior Note or Subordinated
Note..........................     Senior

Trustee.......................     The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes.............     MS & Co.

Calculation Agent.............     MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratios or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. See "--Adjustments to the Exchange Ratios and the Basket" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Adjustments to the Exchange
Ratios and the Basket.........     The Exchange Ratio with respect to any Basket
                                   Stock and the Basket will be adjusted as follows:


                                   1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

                                   2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of the Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Exchange Ratio for such Basket Stock will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of
                                   (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Exchange Ratio for such Basket Stock.

                                   3. There will be no adjustments to any
                                   Exchange Ratio to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to a Basket Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                   Dividend for such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of such Basket Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to a Basket Stock, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price of the Basket Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price of the Basket Stock on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non- cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on a Basket Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio for such Basket Stock pursuant to paragraph 6.

                                   4. If the issuer of a Basket Stock is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into such Basket Stock so long as a Market Price for such Basket Stock is available. If a Market Price is no longer available for such Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer of such Basket Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero for so long as no Market Price is available.

                                   5. If there occurs any reclassification or change with respect to a Basket Stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of such Basket Stock, or if the issuer of such Basket Stock has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of the issuer of such Basket Stock as an entirety or substantially as an entirety, in each case as a result of which the holders of such Basket Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of the issuer of such Basket Stock) ("Exchange Property") with respect to or in exchange for such Basket Stock, then, with respect to such Basket Stock, the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes at the then current Exchange Ratio for such Basket Stock immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio. In the event the Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 7.

                                   6. If the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for such Basket Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of such Basket Stock.

                                   7. No adjustments to any Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Market Price of any Basket Stock. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Ratio for any Basket Stock upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Basket Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                                   No adjustments to any Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one-millionth with five ten-millionths being rounded upward.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Ratios and any related
                                   determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                   The Calculation Agent will provide
                                   information as to any adjustments to any Exchange Ratio upon written request by any holder of the Notes.

                                   If you exercise your Exchange Right and we elect to deliver Basket Stocks, we will continue to make any such adjustments until the close of business on the day prior to the Exchange Settlement Date.

Market Disruption Event.......     "Market Disruption Event" means, with respect
                                   to any Basket Stock, the occurrence or
                                   existence of any of the following events:

                                      (i) a suspension, absence or material
                                      limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such

                                      Basket Stock as a result of which the
                                      reported trading prices for such Basket
                                      Stock during the last one-half hour
                                      preceding the close of the principal
                                      trading session in such market are
                                      materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                      (ii) a determination by the Calculation
                                      Agent in its sole discretion that any
                                      event described in clause (i) above
                                      materially interfered with the ability of MSDW or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market,
                                   (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default     In case an event of default with respect to
                                   the Notes shall have occurred and be
                                   continuing, the amount declared due and
                                   payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration;
                                   provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or
                                   (y) we have called the Notes, other than a call for the cash Call Price, in accordance with the MSDW Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Basket
                                   Value, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that if we have called the Notes for the cash Call Price, in accordance with the MSDW Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price. See "--Call
                                   Price" above.

Basket Stocks;
Public Information............     Each of the six issuers of Basket Stocks is
                                   registered under the Exchange Act. Companies with securities registered under the Exchange
                                   Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                   "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.
                                   20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison
                                   Street, Chicago, Illinois 60661 and at Seven
                                   World Trade Center, 13th Floor, New York, New
                                   York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                   Washington, D.C. 20549, at prescribed rates.
                                   In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth below. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                   Siebel Systems, Inc. provides electronic business applications software for sales, marketing and customer service departments. Its Commission file number is 0-20725.

                                   Check Point Software Technologies Ltd., an
                                   Israeli company, develops, markets and
                                   supports internet security solutions for enterprise networks and service providers. Its Commission file number is 0-28584.

                                   Symantec Corporation provides content and network security solutions to enterprise and individual customers. Its Commission file number is 0-17781.

                                   VERITAS Software Corporation supplies data availability software products. Its Commission file number is 0-26247.

                                   Rational Software Corporation provides
                                   integrated solutions that automate the
                                   software development process. Its Commission file number is 0-12167.

                                   PeopleSoft, Inc. designs, develops, markets and supports a family of enterprise application software products for use throughout large and medium-sized corporations. Its Commission file number is 0-20710.

                                   This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraphs. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading prices of the Basket Stocks (and therefore the Initial Basket Value and the Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                   Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

                                   We and/or our subsidiaries may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to the issuers of the Basket Stocks and, in addition, one or more of our affiliates may publish research reports with respect to the issuers of Basket Stocks. The statement in the preceding sentence is not intended to affect the rights of the holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information........     The following table sets forth the published
                                   high and low Market Prices for each Basket
                                   Stock during 1998, 1999, 2000 and during 2001 through May 24, 2001. The Market Price of each Basket Stock on May 24, 2001 is set forth above under "--Exchange Ratios." We obtained the Market Prices listed below from

                                   Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of the Basket Stocks as an indication of future performance. We cannot give any assurance that the price of any one or more of the Basket Stocks or the Basket Value as a whole will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                      Siebel Systems, Inc.     High       Low
                                      -------------------     ------     ------
                                   (CUSIP 826170102)
                                   1998
                                   First Quarter...........  $  7.69     $ 5.13
                                   Second Quarter..........     8.06       5.48
                                   Third Quarter...........     8.97       4.69
                                   Fourth Quarter..........     8.48       4.14

                                   1999
                                   First Quarter...........    13.59       8.22
                                   Second Quarter..........    16.58       8.09
                                   Third Quarter...........    19.02      12.59
                                   Fourth Quarter..........    44.56      16.69

                                   2000
                                   First Quarter...........    83.84      34.50
                                   Second Quarter..........    84.09      43.28
                                   Third Quarter...........   116.48      68.19
                                   Fourth Quarter..........   119.31      59.81

                                   2001
                                   First Quarter...........    79.38     25.13
                                   Second Quarter (through
                                     May 24, 2001).........    54.97     23.04

                                   Historical prices with respect to the common stock of Siebel Systems, Inc. have been adjusted for three 2-for-1 stock splits, which became effective in the first quarter of 1998, the fourth quarter of 1999 and the third quarter of 2000, respectively.

                                      Check Point Software
                                       Technologies Ltd.       High       Low
                                      -------------------     ------     ------
                                  (CUSIP M22465104)
                                   1998
                                   First Quarter...........  $  7.61     $ 5.08
                                   Second Quarter..........     7.96       4.43
                                   Third Quarter...........     5.52       3.02
                                   Fourth Quarter..........     7.64       2.17

                                   1999
                                   First Quarter...........     9.25       5.77
                                   Second Quarter..........     9.15       4.46
                                   Third Quarter...........    15.60       9.09
                                   Fourth Quarter..........    34.85      13.83

                                   2000
                                   First Quarter...........    93.29      30.54
                                   Second Quarter..........    77.90      44.96
                                   Third Quarter...........   106.83      70.19
                                   Fourth Quarter..........   113.33      68.42

                                   2001
                                   First Quarter...........   110.58      45.31
                                   Second Quarter
                                     May 24, 2001).........    80.01      41.38

                                   Historical prices with respect to the
                                   ordinary shares of Check Point Software
                                   Technologies Ltd. have been adjusted for two
                                   2-for-1 stock splits and one 3-for-2 stock split, which became effective in the first quarter of 2000, the third quarter of 2000 and the first quarter of 2001, respectively.

                                      Symantec Corporation     High       Low
                                      --------------------    ------     ------
                                   (CUSIP 871503108)
                                   1998
                                   First Quarter...........  $ 29.00     $ 20.88
                                   Second Quarter..........    32.13       22.63
                                   Third Quarter...........    28.00       13.00
                                   Fourth Quarter..........    21.81        8.69

                                   1999
                                   First Quarter...........    22.88       14.47
                                   Second Quarter..........    28.00       13.00
                                   Third Quarter...........    35.97       25.75
                                   Fourth Quarter..........    66.44       35.59

                                   2000
                                   First Quarter...........    80.13       48.06
                                   Second Quarter..........    71.50       52.56
                                   Third Quarter...........    63.69       41.38
                                   Fourth Quarter..........    45.25       29.81

                                   2001
                                   First Quarter...........    52.69       33.56
                                   Second Quarter (through
                                     May 24, 2001).........    73.41       39.23


                                      VERITAS Software
                                      Corporation              High       Low
                                      --------------------    ------     ------
                                   (CUSIP 923436109)
                                   1998
                                   First Quarter...........  $  8.76     $  6.09
                                   Second Quarter..........     9.66        7.61
                                   Third Quarter...........    12.92        9.33
                                   Fourth Quarter..........    14.22        5.82

                                   1999
                                   First Quarter...........    19.65       13.56
                                   Second Quarter..........    21.58       14.25
                                   Third Quarter...........    35.67       20.86
                                   Fourth Quarter..........    95.42       32.94

                                   2000
                                   First Quarter...........   168.69       76.04
                                   Second Quarter..........   140.19       82.00
                                   Third Quarter...........   148.00       87.69
                                   Fourth Quarter..........   166.81       80.38

                                   2001
                                   First Quarter...........   105.00       43.05
                                   Second Quarter (through
                                     May 24, 2001).........    80.00       39.45

                                   Historical prices with respect to the common stock of VERITAS Software Corporation have been adjusted for a 2-for-1 stock split, which became effective in the third quarter of 1999, and three 3- for-2 stock splits, which became effective in the second quarter of 1998, the fourth quarter of 1999 and the first quarter of 2000, respectively.

                                      Rational Software
                                      Corporation              High       Low
                                      --------------------    ------     ------
                                   (CUSIP 75409P202)
                                   1998
                                   First Quarter...........  $ 6.91      $ 5.38
                                   Second Quarter..........    8.53        6.19
                                   Third Quarter...........    9.31        5.56
                                   Fourth Quarter..........   13.50        5.88

                                   1999
                                   First Quarter...........   17.81       12.13
                                   Second Quarter..........   18.41       11.97
                                   Third Quarter...........   19.97       13.53
                                   Fourth Quarter..........   26.31       14.14

                                   2000
                                   First Quarter...........   49.52       21.53
                                   Second Quarter..........   46.97       29.06
                                   Third Quarter...........   69.38       43.69
                                   Fourth Quarter..........   67.75       27.00

                                   2001
                                   First Quarter...........   55.00       17.75
                                   Second Quarter (through
                                     May 24, 2001).........   27.64       13.94

                                   Historical prices with respect to the common stock of Rational Software Corporation have been adjusted for one 2-for-1 stock split, which became effective in the third quarter of 2000.


                                      PeopleSoft, Inc.         High       Low
                                      --------------------    ------     ------
                                   (CUSIP 712713106)
                                   1998
                                   First Quarter...........  $ 52.69     $ 31.44
                                   Second Quarter..........    55.94       41.94
                                   Third Quarter...........    50.88       27.25
                                   Fourth Quarter..........    32.50       16.81

                                   1999
                                   First Quarter...........    24.50       14.63
                                   Second Quarter..........    17.50       12.13
                                   Third Quarter...........    18.25       13.06
                                   Fourth Quarter..........    23.63       14.50

                                   2000
                                   First Quarter...........    26.50       18.06
                                   Second Quarter..........    19.94       12.19
                                   Third Quarter...........    35.75       15.88
                                   Fourth Quarter..........    49.69       27.75

                                   2001
                                   First Quarter...........    52.88       19.00
                                   Second Quarter (through
                                     May 24, 2001).........    43.18       21.56

                                   Record holders of PeopleSoft, Inc. as of December 31, 1998, each received a dividend of one share of common stock of Momentum Business Applications, Inc. for every 50 shares of PeopleSoft, Inc. common stock held by such shareholder as of that date.

                                   None of the issuers of the Basket Stocks has paid cash dividends on any Basket Stock to date. We make no representation as to the amount of dividends, if any, that the issuers of the Basket Stocks will pay in the future. In any event, as an owner of a Note, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

Use of Proceeds and Hedging...     The net proceeds we receive from the sale of
                                   the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the Basket Stocks and other instruments. Such hedging was carried out in a manner designed to minimize any impact on the prices of the Basket Stocks. Purchase activity could have potentially increased the price of the Basket Stocks, and therefore effectively have increased the level to which the Basket Stocks must rise before you would receive an amount of the Basket Stocks worth as much as or more than the accreted principal amount of your Notes on any Exchange Date or Call Date. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Basket Stocks, options contracts on the Basket Stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. Although we have no reason to believe that our hedging activities or other trading activities have had or will have a material impact on the price of the Basket Stocks, we cannot give any assurance that we did not, or in the future will not, affect such prices as a result of our hedging or trading activities.

Supplemental Information
Concerning Plan of Distribution    Under the terms and subject to conditions
                                   contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The
                                   Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. We expect to deliver the Notes against payment therefor in New York, New York on May 30, 2001. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                   In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Basket Stocks. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering or may sell Notes or Basket Stocks it does not own, creating a naked short position in the Notes or Basket Stocks, respectively, for its own account. The Agent must close out any naked short position by purchasing the Notes or Basket Stocks in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes or Basket Stocks in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Basket Stocks in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
Companies.....................     Each fiduciary of a pension, profit-sharing
                                   or other employee benefit plan subject to the Employee Retirement Income Security Act of
                                   1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                   ERISA and would be consistent with the
                                   documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
                                   Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning the Basket Stocks upon call or exchange of the Notes (other than in the case of a call of the Notes for the cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
Taxation......................     The Notes are Optionally Exchangeable Notes
                                   and investors should refer to the discussion under "United States Federal
                                   Taxation--Notes--Optionally Exchangeable
                                   Notes" in the accompanying prospectus
                                   supplement. In connection with the discussion thereunder, we have determined that the "comparable yield" is an annual rate of 5.984%, compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note
                                   (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of the semi-annual coupons and an additional projected amount due at maturity, equal to $1,489.60.

                                   The comparable yield and the projected
                                   payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                         ANNEX A


                           OFFICIAL NOTICE OF EXCHANGE

                                             Dated:  [On or after June 30, 2001]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes, 0.25% Exchangeable Notes due May 30, 2008 (Exchangeable for Shares of Common Stock of Six Software Companies (the "Basket Stocks")) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446GQ6) (the "Notes"), hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior the earliest of (i) the fifth scheduled Trading Day prior to May 30, 2008, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the last scheduled Trading Day prior to the MSDW Notice Date, the Exchange Right as described in Pricing Supplement No. 32 dated May 24, 2001 (the "Pricing Supplement") to the Prospectus Supplement dated January 24, 2001 and the Prospectus dated January 24, 2001 related to Registration Statement No. 333-47576. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon MSDW will deliver, at its sole option, shares of the Basket Stocks or cash 3 business days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes) and (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.


                                                Very truly yours,


                                                --------------------------------
                                                [Name of Holder]


                                                 By:
                                                   -----------------------------
                                                   [Title]


                                                --------------------------------
                                                [Fax No.]


                                                $
                                                --------------------------------
                                                Principal Amount of Notes to be
                                                surrendered for exchange


Receipt of the above Official
Notice of Exchange is hereby acknowledged
MORGAN STANLEY DEAN WITTER & CO., as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:
   --------------------------------

Title:
      -----------------------------

Date and time of acknowledgment____________________________

Accrued interest, if any, due upon surrender of the Notes for exchange:$________